Rule 424(b)(3)
                                                      Registration No. 333-79705

                                 EXACTECH, INC.

                     Supplement No. 1 dated January 17, 2000
                        to Prospectus dated June 11, 1999

         The Prospectus of Exactech, Inc. (the "Company"), dated June 11, 1999, relating to the Company's common stock, $.01 par value per share (the "Common Stock"), is hereby supplemented as follows:

         1. Selling Shareholders.

         The following table sets forth, as of January 5, 2001, certain information with respect to the ownership of the Common Stock by the Selling Shareholders, and supersedes the table set forth on page 11 of the Prospectus.

                                                  Ownership Prior                            Ownership After
                                                  to the Offering                              the Offering
                                                 ------------------   Number of Shares      ------------------
              Name and Address                   Shares  Percentage        Offered          Shares  Percentage
------------------------------------------       ------  ----------        -------          ------  ----------
First Equity Corporation of Florida(1)....       48,000       * %           48,000            --        * %
Karl Bishopric(1).........................        6,531       *              4,831           1,700      *
Jesus Oquendo(1)..........................        2,767       *              2,767            --        --
George Fisher(1)..........................        2,895       *              1,895           1,000      *
Peter Howard(1)...........................       18,521       *             17,721            800       *
Richard Davis(1)..........................        2,794       *              2,794            --        *
Pablo Hoffman(1)..........................          937       *                937            --        *
James Grant(1)............................        7,603       *              7,603            --        --
Joseph Smith(1)...........................        6,172       *              6,172            --        --
Roy D. Neal(1)............................           75       *                 75            --        --
Mauricio Forero(1)........................          229       *                229            --        --
Alan S. Pareira(2)........................       40,550       *             32,000           8,550      *
R. Wynn Kearney, M.D.(3)..................       25,755       *             25,755            --        --
Michael M. Kearney, M.D.(4)...............        6,439       *              6,439            --        --
Walter Reid(5)............................        3,810       *              3,810            --        --
Ivan Gradisar, M.D.(6)....................        2,250       *              2,250            --        --
Eric Stein(7).............................        2,976       *              2,976            --        --
Paul Skoric(8)............................       27,000       *             27,000            --        --

------------------

 *   Represents ownership of less than 1%.
(1)  444 Brickell Avenue, Suite P-6, Miami, Florida 33131.
(2)  1221 Brickell Avenue, Suite 1820, Miami, Florida 33131.
(3)  2320 N.W. 66th Court, Gainesville, Florida 32653.
(4)  309 Holly Lane, Mankato, Minnesota 56002.
(5)  503 Oak Place, Suite 575, Atlanta, Georgia 30349.
(6)  Crystal Clinic, Akron, Ohio 44333.
(7)  20655 N.E. 25th Place, North Miami Beach, Florida 33180.
(8)  9150 S.W. 87th Avenue, Suite 205, Miami, Florida 33176.